EXHIBIT 2.2

            SECOND AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT

            THIS AGREEMENT (the "Amendment Agreement") is made as of this 1st day of May, 1997, by and between Steven Levine, an individual, ("Levine") Fritzie Levine, an individual, Walter Levine as trustee of The Lori Levine Esposito Trust, (the "Lori Trust") and Walter Levine as trustee of The Leslie Levine Oxfeld Trust (the "Leslie Trust") (each a "Seller" and collectively "Sellers"), on the one hand, and Security Systems Holdings, Inc., a Delaware corporation ("Purchaser"), on the other hand. The Lori Levine Espositio Trust and the Leslie Levine Oxfeld Trust are herein referred to as the "Trusts." Levine and Fritzie Levine are sometimes referred to herein collectively as the "Principal Sellers."

                             W I T N E S S E T H:

      WHEREAS, the parties are parties to a certain Stock Purchase and Sale Agreement dated as of the 20th day of December, 1996 and amended by agreement dated the 28th day of February, 1997 (the "Agreement"); and

      WHEREAS, the parties now wish to amend certain provisions of the Agreement;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and provisions hereof, the parties hereby agree as follows:

      1. Section 6.1.3 of the Agreement is hereby amended to read in its entirety as follows:

      "6.1.3 sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of (other than in the ordinary course of business), any of its assets, properties, services or rights, including inventories, or cancel or otherwise terminate, or agree to cancel or otherwise terminate, any debts or claims (other than ordinary course credits or adjustments to accounts receivable), except the foregoing shall not prohibit the disposition to Sellers of accounts of terminated customers which have been turned over to collection, two one-year term life insurance policies on the life of Levine in the face amounts of $3,000,000 and $2,000,000, respectively, the capital stock of Interstate Central Systems, Inc. and the distribution to Levine described in Schedule 4;"

      2. The alarm monitoring contracts in Interstate Central Systems, Inc. have been transferred to Protective and the stock of Interstate Central Systems, Inc. has been transferred to the Sellers. Section 9.1.1 is hereby amended by adding two additional subsections (f) and (g), as follows:

            "(f) any claim made against Protective by, or liability of Protective to, a third party of any nature on account of a liability of Interstate Central Systems, Inc. arising after the date of transfer of its monitoring contracts to Protective other than any liability attributable to the monitoring contracts; and

            (g) accounts at no cost, which executives are listed on Exhibit A attached to this amendment agreement and Purchaser agrees to honor such agreements."

      9. Except as amended herein, the Agreement remains in full force and effect.

            IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

SELLERS:                            PURCHASER:

                                    Security Systems Holdings, Inc.

/s/ Steven Levine
--------------------------------
      Steven Levine
                                    By: /s/ Russell R. MacDonnell
                                        --------------------------
                                        Russell R. MacDonnell
/s/ Fritzie Levine                      Chairman
--------------------------------

Fritzie Levine

The Lori Levine Esposito Trust


By /s/ Walter Levine
  ------------------------------
       Walter Levine, trustee


The Leslie Levine Oxfeld Trust


By /s/ Walter Levine
  ------------------------------
       Walter Levine, trustee


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